Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

November 13, 2026

Unusual Machines, Inc.

5728 Major Blvd., Suite 250

Orlando, FL 32819

Attention: Dr. Allan Evans, Chief Executive Officer

Re: Unusual Machines, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Unusual Machines, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus forming a part thereof (the “Prospectus”). The Registration Statement relates to the offer and resale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to 1,929,272 shares (the “Consideration Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of:

(i)	1,792,012 shares of Common Stock (the “Upgrade Shares”) issued to Matthew Barnard as merger consideration under the Agreement and Plan of Merger, dated as of May 7, 2026 (the “Merger Agreement”), among the Company, Upgrade Energy LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, DroneNX LLC d/b/a Upgrade Energy, a Missouri limited liability company, and Matthew Barnard, as Member Representative; and

(ii)	137,260 shares of Common Stock (the “Rotor Lab Shares”) issued to Andrew Simpson (82,356 shares) and Vella Hardjadinata Corporation Pty Ltd (ACN 655 787 367), as trustee for the Vella Hardjadinata Family Trust (54,904 shares), as earn-out consideration under the Share Purchase Agreement, dated June 12, 2025 (the “Rotor Lab Agreement”), among the Company, the sellers named therein and Jason Philip Vella, as guarantor, relating to the Company’s acquisition of Rotor Lab Pty Ltd (ACN 660 451 696).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement and the Prospectus;

2.	the Company’s Articles of Incorporation (the “Articles of Incorporation”);

3.	the Amended and Restated Bylaws of the Company, as amended;

4.	the Merger Agreement;

5.	the Rotor Lab Agreement;

6.	resolutions of the Board of Directors of the Company (the “Board”) adopted on May 7, 2026 approving the Merger Agreement and the issuance of the Upgrade Shares, and adopted on September 2, 2025 approving the Rotor Lab Agreement and the issuance of shares of Common Stock thereunder; and

7.	a certificate of an officer of the Company, dated the date hereof, as to certain factual matters (the “Officer’s Certificate”).

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We have also examined such other records, agreements, instruments and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed, without independent verification, the following:

•	Documents. All signatures are genuine; all natural persons have legal capacity; all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the originals; all documents were duly authorized, executed and delivered by each party other than the Company, where such execution and delivery are a prerequisite to their effectiveness; and all statements of fact in the documents we examined are accurate and complete.

•	Corporate records and issuance. The corporate records, minutes and resolutions of the Company provided to us are accurate and complete; the Board resolutions described above were duly adopted and were in full force and effect, without amendment or rescission, when each Consideration Share was issued; at each issuance, the shares of Common Stock issued and outstanding or reserved for issuance did not exceed the number authorized under the Articles of Incorporation; the Company received the full consideration for the Consideration Shares provided for in the Merger Agreement, the Rotor Lab Agreement and the Board resolutions, as applicable, which was not less than par value; and the Consideration Shares were registered in book-entry form in the names of the applicable Selling Stockholders on the records of the Company’s transfer agent.

As to factual matters material to the opinion expressed below, we have relied, without independent verification, upon the Officer’s Certificate.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Consideration Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Chapter 78 of the Nevada Revised Statutes, as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction, including the federal securities laws of the United States or the securities or “blue sky” laws of any state. We express no opinion as to compliance with the registration requirements of the Securities Act or any other securities law in connection with the original issuance of the Consideration Shares, or as to the terms, validity or enforceability of the Merger Agreement, the Rotor Lab Agreement or any related agreement.

This opinion is limited to the matters expressly stated herein, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of facts or circumstances that come to our attention, or of changes in law (including judicial or administrative interpretations thereof), that occur after the date hereof and that could affect the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

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